Contact Telephone Email Website	Robert Grover 800-429-3110 ext. 101 Robert@Edventures.com www.Edventures.com	FOR IMMEDIATE RELEASE April 23, 2015

PCS Edventures outlook for fy2016

PCSV discusses the plan and outlook for FY2016.

Boise, Idaho, April 23, 2015 -- PCS Edventures!.com, Inc. (PCSV), a leading provider of K-12 Science, Technology, Engineering and Mathematics (STEM) programs, today announced its updated strategic plan for Fiscal Year 2016, which began April 1st, 2015. Our plan for growth is to continue to build the revenues of PCSV through continued development of our three core initiatives:

1) Building our domestic sales reach through partnerships and increasing our product offerings through aggressive R&D into STEM products and services for the US K12 market. These include our cutting-edge robotics solutions and high-margin digital products designed to establish a foundation for long term, recurring, license revenues.

2) Expanding our B2C offerings now under development in our unique EdventuresLab program, including direct-to-consumer offerings in digital, blended learning, and engaging, hands-on educational products for the home. Our ultimate goal is to create a global network of physical and virtual students attending our EdventuresLab program, both in physical centers and online.

3) Securing and fulfilling additional projects in Saudi Arabia and elsewhere in the Middle East, nurturing our partnership in India, and expanding our international presence throughout the world through additional partners, consulting, and sales.

The PCSV Executive Management team consisting of Robert Grover and Todd Hackett, co-CEOs, and Russelee Horsbrough, Vice President and Controller, made the following statement regarding the Company's outlook for FY2016:

"We expect the Company will be profitable in FY2016 based on a number of factors:

a.	Beginning our first quarter with $1.MM in existing purchase orders and contracts to fulfill and invoice;
b.	Our EdventuresLab program is now profitable and cash flow positive, effectively setting the stage for scaling and growth;
c.	We have significantly expanded our domestic sales presence through internal sales people and channel partner relationships going from 4 sales people to 13 now in the field;
d.	We have made significant R&D accomplishments in curriculum, software, and hardware that are expected to elevate our products in the classroom marketplace, expanding our reach into a significantly larger market than after-school;
e.	We have successfully established a retail product line, piloted in 2014, that we anticipate will generate revenues for the 2015 holiday season, offsetting the seasonal dip we see in our traditional institutional sales in that period;
f.	We anticipate continued growth of our STEM program sales in the Kingdom of Saudi Arabia as the Kingdom continues to emphasize the importance of math and science education;
g.	We note the accelerating growth of our Indian partner, Creya Learning, and anticipate growing program royalties; and
h.	We have implemented significant cost cutting measures to reduce operational overhead.

Based on the above, Executive Management is confident in delivering a strong financial performance.

Todd Hackett, Co-CEO and majority shareholder said, “Over the last 12 months, PCSV has been streamlining and improving its products and focusing on fulfilling orders quickly to customers. With these efforts, among others, I believe that the Company will be profitable this year. We are in discussions with additional sales channels that could expand the distribution of our products. We have been steadily growing our international presence with a strong emphasis on providing services to Saudi Arabia for the last eight years. Looking forward, I feel confident stating that we have not reached PCSV’s potential and that it will continue to grow in value. For this reason, I have personally purchased more than 1 million shares in the open market during the last 30 days. We will continue to update the marketplace as we move forward.”

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-12 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Pink platform under the symbol "PCSV."

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

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In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of all filings of the Company that are contained in the Edgar Archives of the Securities and Exchange Commission at www.sec.gov.

Contact Information:

Investor Contact: Robert Grover (800) 429-3110, robert@edventures.com

Investor Relations Web Site: www.edventures.com/investors

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